UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007
 ____________________

INTELGENX TECHNOLOGIES CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission File No.)	(IRS Employer ID)
of incorporation)

6425 Abrams, Ville Saint Laurent, Quebec, H4S 1X9 Canada
(Address of principal executive offices and Zip Code)

(514) 331-7440
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Officer; Appointment of Officer

Departure of Chief Financial Officer

On May 23, 2007, Joel Cohen resigned as the Chief Financial Officer of Intelgenx Technologies Corp. ("Intelgenx" or the "Company"). Mr. Cohen shall remain as a director of the Company. There were no disagreements or misunderstandings between Mr. Cohen and the Company regarding any matter relating to the Company's operations, policies or practices.

Appointment of New Chief Financial Officer

On May 23, 2007, Taylor Hutchison was appointed as the Chief Financial Officer of the Company.

Taylor Hutchison is a Chartered Accountant, Certified Public Accountant, and holds an M.B.A. from Concordia University in Montreal. From 2005 to April 2007, he was consultant for two public companies where he oversaw the consolidation, financial statement preparation, and coordinated the annual and quarterly reporting. From 2002 to 2004, he was the Chief Financial Officer of Organix Corporation, a holding company with interests in real estate, food processing and agriculture. Since 2002 he has been lecturing, part time, at Concordia University.

Transactions with Related Persons

As previously reported, on May 22, 2007, the Company completed the sale of 8% Secured Convertible Debentures (the "Debentures") in an aggregate principal amount of approximately $1.5 million and warrants to purchase 2,142,857 shares of the Company's common stock (the "Warrants") to certain institutional and accredited investors pursuant to a Securities Purchase Agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Mr. Hutchison purchased Debentures in a principal amount of $25,000 and warrants to purchase 35,714 shares of the Company's common stock for a purchase price of $25,000.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

By: /s/	Horst Zerbe
Horst Zerbe
Date: May 30, 2007	President and Chief
Executive Officer